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                                                                  EXHIBIT 23.1


                          CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in Amendment No. 1 to the Registration Statement (Form S-3 No. 333-75695) and related Prospectus of CoCensys, Inc. for the registration of 4,512,500 shares of its common stock and to the incorporation by reference therein of our report dated January 29, 1999 (except for the last paragraph of Note 2 as to which the date is March 24, 1999 and the second paragraph of Note 1, as to which the date is April 15, 1999), with respect to the financial statements of CoCensys, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 1998, filed with the Securities and Exchange Commission.


                                        /s/Ernst & Young LLP


Orange County, California
July 9, 1999